Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We have issued our reports dated March 14, 2008 with respect to the consolidated financial statements (which includes an explanatory paragraph relating to the application of Statement of Financial Accounting Standards Nos. 123(R) and 158 as of December 31, 2006) and internal control over financial reporting included in the Annual Report of Harleysville National Corporation on Form 10-K for the year ended December 31, 2007 which are incorporated by reference in this Registration Statement. We hereby consent to the incorporation by reference in the Registration Statement of the aforementioned reports and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP
Philadelphia, Pennsylvania
June 27, 2008